Exhibit 99.1

Press Release www.shire.com

Shire Appoints Andreas Busch, Ph D as Head of Research and Development and Chief Scientific Officer

Howard Mayer, MD to become Chief Medical Officer

Cambridge, MA – December 1, 2017 – Shire plc (LSE: SHP, NASDAQ: SHPG), the global biotech leader in rare diseases, today announced that Andreas (Andy) Busch, Ph D, will join Shire as Executive Vice President, Head of Research and Development and Chief Scientific Officer, and will become a member of the Company’s Executive Committee beginning in January. Howard Mayer, MD, currently serving as the Company’s Head of Research and Development (ad interim), has been appointed Chief Medical Officer, also effective in January 2018.

“Andy is an outstanding scientist with extensive experience leading research and development functions, and an established track record of building broad portfolios that encompass both biologics and small molecules,” said Flemming Ornskov, MD, MPH, Chief Executive Officer, Shire. “We look forward to Andy enabling us to further accelerate our ability to discover novel treatments for our innovative rare disease pipeline.”

Dr. Busch is currently Head of Drug Discovery and a member of the Executive Committee for the Pharmaceuticals division of Bayer, where he leads a team of approximately 3,300 researchers. During his 13 years at Bayer, he has held roles of increasing responsibility within the company, including Senior Vice President, Head Discovery Europe at Bayer HealthCare and Executive Vice President, Global Head Drug Discovery. Dr. Busch was responsible for the Schering drug discovery integration, the overall R&D strategy and enforced the improvement of Bayer’s research productivity. Prior to joining Bayer, Dr. Busch was Global Head of Cardiovascular Research at Hoechst and Sanofi-Aventis. Prior to that, he led independent research groups as a Heisenberg Fellow at the University of Tübingen and the Max-Planck-Institute for experimental Medicine in Göttingen.

Dr. Busch is a member of several Supervisory and Scientific Boards, including the German Cancer Research Center, the University of Tübingen, the Max-Delbrück-Center and the Max-Planck-Institute of Molecular Genetics. He also holds the title of Extraordinary Professor of Pharmacology at the Johann Wolfgang Goethe-University in Frankfurt, Germany. Dr. Busch received his license to practice Pharmacy and Ph D in Pharmacology from the Johann Wolfgang Goethe-University Frankfurt. He is the author of some 400 publications and abstracts, and received the prestigious Sir Bernard Katz and Franz Volhard Awards for his work on renal and cardiac ion channels and transporters.

“I am excited by the opportunity to lead the research and development function for Shire, which has developed and brought to market numerous high-impact medicines targeting underserved patient populations,” said Dr. Busch. “This is a unique time to join Shire, as it has built an industry-leading pipeline of rare disease programs in recent years and has a sharp focus on serial innovation in areas of significant patient need. I believe there is tremendous opportunity to accelerate this effort and look forward to leading this talented R&D team.”

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Howard Mayer, MD, is currently Senior Vice President and Head of R&D (ad interim) at Shire. Previously, he was Senior Vice President and Head of Global Clinical Development at the Company. Dr. Mayer joined Shire in 2012 and has been responsible for global clinical development across immunology, hereditary angioedema, hematology, lysosomal storage disorders, gastrointestinal / internal medicine / endocrine, ophthalmics, a growing franchise in oncology, and neuroscience. Prior to joining Shire, he served as Chief Medical Officer at EMD Serono, a division of Merck KGaA.

Dr. Ornskov continued, “Howard is an established leader at Shire and in the industry, with extensive clinical development and regulatory experience across a variety of therapeutic areas. He has been an integral component to building and advancing Shire’s pipeline with nearly 40 programs in the clinic, including 17 in later stages of development. I am confident he will thrive in his new role, as we continue to seek to deliver novel rare disease treatments to patients in need.”

Dr. Mayer obtained his BA from the University of Pennsylvania and his MD from Albert Einstein College of Medicine in New York, which was followed by an internship and residency at Mount Sinai Hospital and an Infectious Diseases fellowship at Harvard Medical School. He currently serves on the Board of Directors for Genocea Biosciences, as well as the scientific advisory boards of Macrolide Pharmaceuticals and Arsanis Biosciences.

“Over the last five years, I have had the honor of working with some of the most talented individuals in the industry, as we developed new therapies for patients suffering from rare diseases,” said Dr. Mayer. “In my new role, I look forward to continuing to work with the R&D team at Shire, while advancing the Company’s clinical development strategy.”

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 203 549 0874
Media
Amy Ryan	aryan0@shire.com	+1 617 588 8687
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

NOTES TO EDITORS

About Shire

Shire is the global leader in serving patients with rare diseases. We strive to develop best-in-class therapies across a core of rare disease areas including hematology, immunology, genetic diseases, neuroscience, and internal medicine with growing therapeutic areas in ophthalmics and oncology. Our diversified capabilities enable us to reach patients in more than 100 countries who are struggling to live their lives to the fullest.

We feel a strong sense of urgency to address unmet medical needs and work tirelessly to improve people’s lives with medicines that have a meaningful impact on patients and all who support them on their journey.

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